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                                                                    EXHIBIT 23-A

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lockheed Martin Energy Systems, Inc. Savings Program of our reports (a) dated January 21, 2000, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report (Form 10-K) and (b) dated May 24, 2000 with respect to the financial statements of Lockheed Martin Energy Systems, Inc. Savings Program included in its Annual Report (Form 11-K), both for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                                  /s/ Ernst & Young LLP

Washington, D.C.
June 20, 2000